7,420,057 Shares
United Homes Group, Inc.
Common Stock
UNDERWRITING AGREEMENT
December 5, 2024
BTIG, LLC
65 East 55th Street
New York, NY 10022
Ladies and Gentlemen:
The stockholders of United Homes Group, Inc., a Delaware corporation (the “Company”), listed in Schedule I hereto (the “Selling Stockholders” and each, a “Selling Stockholder”), propose to sell to BTIG, LLC (the “Underwriter”) an aggregate of 7,420,057 shares (the “Underwritten Shares”) of Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Company. The Selling Stockholders also propose to grant to the Underwriters an option to purchase up to 1,113,009 additional shares of Common Stock (the “Option Shares”). The Underwritten Shares and the Option Shares purchased pursuant to this Underwriting Agreement are herein called the “Securities.”
The Company and Selling Stockholders hereby confirm their respective agreement with respect to the sale of the Securities to the Underwriter.
1. Registration Statement and Prospectus. A registration statement on Form S-3 (File No. 333-280404) with respect to the Securities, including a preliminary form of prospectus, has been prepared by the Company in conformity with the requirements of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations (“Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder and has been filed with the Commission. Such registration statement, including the amendments, exhibits and schedules thereto, as of the time it became effective, and any post-effective amendments, including the Rule 430 Information (as defined below), and all documents incorporated by reference therein, is referred to herein as the “Registration Statement.” The Company will prepare and file a prospectus pursuant to Rule 424(b) of the Rules and Regulations that discloses the information previously omitted from the prospectus in the Registration Statement in reliance upon Rules 430B or 430C of the Rules and Regulations, which information will be deemed retroactively to be a part of the Registration Statement in accordance with Rules 430B or 430C of the Rules and Regulations (“Rule 430 Information”). “Preliminary Prospectus” means any prospectus included in the Registration Statement prior to the Effective Time of the Registration Statement, any prospectus included in the Registration Statement through a post-effective amendment,  and each prospectus that omits Rule 430 Information used after the Effective Time of the Registration Statement. “Prospectus” means the prospectus that discloses the public offering price and other final terms of the Securities and the offering and otherwise satisfies Section 10(a) of the Act. Any reference to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act as of the date of such Preliminary Prospectus or the Prospectus, as the case may be. Any reference to any amendment or supplement to any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any document filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of such Preliminary Prospectus or the Prospectus, as the case may be, and before the date of such amendment or supplement and incorporated by reference in such Preliminary Prospectus or the Prospectus, as the case may be; and any reference to any amendment to the Registration Statement shall be deemed to include any document filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the effective date and before the date of such amendment that is incorporated by reference in the Registration Statement. All references in this Agreement to the Registration Statement, any Preliminary Prospectus, the Prospectus or any amendment or supplement to any of the foregoing, is deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System or any successor system thereto (“EDGAR”).
2. Representations and Warranties of the Company.
(a)     The Company represents and warrants to, and agrees with, the Underwriter as follows:
(i)     Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a registration statement (file number 333-280404) on Form S-3, including a related base Prospectus, for registration under the Act of the offering and sale of the Securities. Such Registration Statement, including any amendments thereto filed prior to the Effective Time, has become effective. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to the Underwriter. The Company will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder and, except to the extent the Underwriter shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Underwriter prior to the Effective Time or, to the extent not completed at the Effective Time, shall contain only such specific additional information and other changes (beyond that contained in the base Prospectus and any Preliminary Prospectus) as the Company has advised the Underwriter, prior to the Effective Time, will be included or made therein. The Registration Statement, at the Effective Time, meets the requirements set forth in the Act.
For purposes of this Agreement:
“Credit Agreement” has the meaning given to such term in the Redemption Agreement.

“Effective Time” with respect to the Registration Statement means the date and time as of which the Registration Statement is deemed effective pursuant to Rule 430B(f)(2) for purposes of liability of the Underwriter under Section 11 of the Securities Act in respect of the Securities.
“Redemption Agreement” means that certain redemption agreement dated the date hereof by and among the Company and the Selling Stockholders.
“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of The Nasdaq Stock Market (“Exchange Rules”) or the Financial Industry Regulation Authority.
“Time of Sale” means 8:00 p.m. (Eastern Time) on the date of this Agreement.
“Transactions” has the meaning given to such term in the Redemption Agreement.
Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(ii)     Compliance with Securities Act Requirements. (x) (A) At the Effective Time, (B) on the date of this Agreement and (C) at the Closing Date (as defined below), the Registration Statement conformed and will conform in all material respects to the requirements of the Act and (y) on its date, at the time of filing of the Prospectus pursuant to Rule 424(b), and at the Closing Date, the Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Selling Stockholder (solely in its capacity as such) or by the Underwriter, in either case specifically for use therein.
(iii)    Ineligible Issuer Status. (i) At the time of the initial filing of the Registration Statement and (ii) at the date of this Agreement, the Company was and is an “ineligible issuer,” as defined in Rule 405.

(iv)       Time of Sale Disclosure Package. As of the Time of Sale, neither the Preliminary Prospectus, dated December 5, 2024, nor the information on Schedule II, all considered together (the “Time of Sale Disclosure Package”) included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(v)       No Issuer Free Writing Prospectus. The Company agrees that it has not made and will not make any offer relating to the Shares that would constitute an issuer free writing prospectus (an “Issuer Free Writing Prospectus”), as defined in Rule 433 under the Act (“Rule 433”) or that would otherwise constitute a free writing prospectus, as defined in Rule 405 under the Act, required to be filed by the Company with the Commission or retained by the Company under Rule 433.
(vi)      Good Standing of the Company. (x) The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Time of Sale Disclosure Package; and (y) the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except in the case of clause (y) where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, properties, or results of operations of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).
(vii)     Subsidiaries. Each subsidiary of the Company has been duly incorporated, organized or formed, is validly existing as a corporation or other business entity in good standing under the laws of the jurisdiction of its organization, and has the corporate or business entity power to own its properties and conduct its business as described in the Time of Sale Disclosure Package; and each subsidiary of the Company is duly qualified to transact business and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such registration, except, in each case, where the failure to be so registered or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock or other equity interests of each subsidiary of the Company has been duly authorized and validly issued and are fully paid and nonassessable.
(viii)    Securities. The Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the Time of Sale Disclosure Package; all outstanding shares of capital stock of the Company are, or will be, at the Closing Date, validly issued, fully paid and nonassessable and will conform to the information in the Time of Sale Disclosure Package and to the description of such Securities contained in the Prospectus; the stockholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.
(ix)      No Finder’s Fee. Except as disclosed in the Time of Sale Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder's fee or other like payment in connection with this offering.

(x)       Registration Rights. Except as disclosed in the Time of Sale Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act.
(xi)        Listing. The Securities are listed on The Nasdaq Stock Market LLC (the “Exchange”).
(xii)     Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body, any accrediting agency or any court) is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Securities, except such as have been obtained, or made and such as may be required under state or federal securities laws.
(xiii)     Title to Property. The Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets described in the Time of Sale Disclosure Package as being owned by them that are material to the business of the Company, in each case free from liens, charge, encumbrances (excluding liens, charge and encumbrances under the Company’s secured financing arrangements) and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and, except as disclosed in the Time of Sale Disclosure Package, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them, except in each case, as would not reasonably be expected to have a Material Adverse Effect.
(xiv)     Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the sale of the Securities by each of the Selling Stockholders will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws of the Company or the articles of organization or operating agreement of any of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except in the cases of clauses (ii) and (iii) such breaches, violations, defaults or impositions (other than a Debt Repayment Triggering Event) that would not, individually or in the aggregate, result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
(xv)     Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such violations or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.
(xvi)     Authorization of Agreement. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
(xvii)   Possession of Licenses and Permits. The Company and each of its subsidiaries (A) possess, and are in compliance, in all material respects, with the terms of, all certificates, authorizations, accreditations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the Time of Sale Disclosure Package to be conducted by them, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect,  and (B) have not received any notice of proceedings relating to the revocation or modification of any Licenses that would, individually or in the aggregate, have a Material Adverse Effect.
(xviii)   Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.
(xix)     Possession of Intellectual Property. The Company and its subsidiaries own or have a valid license to all patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names and other intellectual property, including any and all registrations, applications for registration, and goodwill associated with any of the foregoing (collectively, “Intellectual Property Rights”) currently employed by them in connection with the business as now operated, or as proposed in the Registration Statement, the Time of Sale Disclosure Package, and the Prospectus, to be operated, by them, except where the failure to own, possess, license, have the right to use any of the foregoing would not reasonably be expected to result in a Material Adverse Effect; (ii) the Intellectual Property Rights owned by the Company and its subsidiaries and, to the Company’s knowledge, the Intellectual Property Rights exclusively licensed to the Company and its subsidiaries, in each case, which are material to the conduct of the business of the Company and its subsidiaries as currently conducted are valid, subsisting and enforceable, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, scope or enforceability of any such Intellectual Property Rights; (iii) neither the Company nor any of its subsidiaries has received any notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect; (iv) all Intellectual Property Rights owned or purported to be owned by the Company or its subsidiaries is owned solely by the Company or its subsidiaries and is owned free and clear of all liens, encumbrances, defects and other restrictions; (v) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by the Company, except to the extent that the infringement, misappropriation or violation, would not, individually or in the aggregate, have a Material Adverse Effect; (vi) to the Company’s knowledge, neither the Company nor any of its subsidiaries infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights of a third party; and (vii) the Company and its subsidiaries use, and have used, commercially reasonable efforts to appropriately maintain all information intended to be maintained as a trade secret.
(xx)   Open Source.  The Company and its subsidiaries do not use nor distribute, and have not used nor distributed, any software and other materials distributed under a “free,” “open source,” or similar licensing arrangement (including but not limited to the MIT License, Apache License, GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (“Open Source Software”), except in each case as would not reasonably be expected to result in a Material Adverse Effect if the license for such Open Source Software were breached.
(xxi)   Data Security. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its subsidiaries have complied and are presently in compliance with all internal and external privacy policies, contractual obligations, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority and any other legal obligations, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company or any of its subsidiaries of personal, personally identifiable, household, sensitive, confidential or regulated data (“Data Security Obligations”, and such data, “Data”); (ii) the Company has not received any notification of or complaint regarding non-compliance with any Data Security Obligation; and (iii) there is no action, suit or proceeding by or before any court or governmental agency, authority or body pending or, to the knowledge of the Company, threatened alleging non-compliance with any Data Security Obligation.
(xxii)   IT Systems. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, the “IT Systems”) are reasonably adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and each of its subsidiaries have taken reasonable technical and organizational measures to protect the IT Systems and Data used in connection with the operation of the Company’s and its subsidiaries’ businesses. Without limiting the foregoing, the Company and its subsidiaries have used reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, reasonable information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans that are designed to protect against and prevent breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of or relating to any IT System or Data used in connection with the operation of the Company’s and its subsidiaries’ businesses (“Breach”). To the Company’s knowledge, there has been no such material Breach, and the Company and its subsidiaries have not been notified of and have no knowledge of any event or condition that would reasonably be expected to result in, any such material Breach.
(xxiii)   Environmental Laws. Neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property that, to the Company’s knowledge, is contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, there is no pending investigation which might lead to: any violation of environmental laws by the Company or any of its subsidiaries, any claim with respect to contamination with any substance that is subject to any environmental laws of any real property owned or operated by the Company or any of its subsidiaries, any liability for any off-site disposal or contamination pursuant to any environmental laws, or any claim against the Company or any of its subsidiaries relating to any environmental laws.
(xxiv)   Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
(xxv)   Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in a Registration Statement or the Time of Sale Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.
(xxvi)    Internal Controls. Except as disclosed in the Time of Sale Disclosure Package, the Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) the Company maintains records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s assets, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. Generally Accepted Accounting Principles, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements and (iv) information required to be disclosed by the Company in the reports that it files or submits under the Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”) in accordance with Exchange Rules. Except as contemplated in the Time of Sale Disclosure Package, the Company has not publicly disclosed or reported to the Audit Committee or the Board a material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), which would have a Material Adverse Effect. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Time of Sale Disclosure Package fairly present the information called for in all material respects and are prepared in accordance with the Rules and Regulations.
(xxvii)  Litigation. There are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened.
(xxviii)  Financial Statements. The financial statements included in each of the Registration Statement and the Time of Sale Disclosure Package present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; all non-GAAP financial information included in the Registration Statement and the Time of Sale Disclosure Package complies with the requirements of Regulation G and Item 10 of Regulation S-K under the Act; the schedules included in the Registration Statement present fairly the information required to be stated therein; there are no pro forma or as adjusted financial statements which are required to be included in the Registration Statement and the Time of Sale Disclosure Package in accordance with Regulation S-X under the Act but which are not so included; and there are no off-balance sheet arrangements (as defined in Regulation

S-K under the Act, Item 303) which are required to be disclosed in the Registration Statement and the Time of Sale Disclosure Package but which are not so disclosed.
(xxix)  No Material Adverse Change in Business. Since the end of the period covered by the latest audited financial statements included in the Time of Sale Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, or properties of the Company and its subsidiaries, taken as a whole, that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) except as contemplated by this Agreement, the Redemption Agreement and the Credit Agreement, including the consummation of the Transactions, or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries.
(xxx)   Investment Company Act. Neither the Company nor any of its subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the Commission thereunder, or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act.
(xxxi)   Taxes. The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.
(xxxii)   Insurance. The Company and its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries, including directors and officer’s liability insurance. Except as would not have a Material Adverse Effect, there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
(xxxiii)    Accountants. Forvis Mazars, LLP, which has expressed its opinion with respect to the annual financial statements included in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus are independent public accountants as required by the Act, the Exchange Act, the Rules and Regulations and the Public Company Accounting Oversight Board.
(xxxiv) Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company after due inquiry, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has in the course of its actions for, or on behalf of, the Company or any of its subsidiaries: (i) made any unlawful contribution, gift, or other unlawful expense relating to political activity; (ii) made any direct or indirect bribe, kickback, rebate, payoff, influence payment, or otherwise unlawfully provided anything of value, to any “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, the “FCPA”)), or domestic government official; or (iii) violated or is in violation of any provision of the FCPA, the Bribery Act 2010 of the United Kingdom, as amended (the “Bribery Act 2010”), or any other applicable anti-bribery statute or regulation. The Company and its subsidiaries and, to the knowledge of the Company, the Company’s controlled affiliates, have conducted their respective businesses in compliance with the FCPA, Bribery Act 2010, and all other applicable anti-bribery statutes and regulations, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.
(xxxv)  Anti-Money Laundering Laws. The operations of the Company and each of its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and each of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(xxxvi)  OFAC. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or person acting on behalf of the Company or any of its subsidiaries is currently (a) subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), to the extent in violation of Sanctions, or (b) located, organized or resident in a country or territory that is the subject of Sanctions (including, as of the date of this Agreement, the so-called Donetsk People’s Republic, or so-called Luhansk People’s Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria). The Company represents and covenants that, except as detailed in the Registration Statement, the Time of Sale Disclosure Package

or the Prospectus, for the past five years, it has not knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions in violation of Sanctions. For purposes of this section, no person shall be an affiliate of the Company solely by reason of owning less than a majority of any class of voting securities of the Company.
(xxxvii)  ERISA and Employee Benefits Matters. Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)), other than a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA) (“Multiemployer Plan”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in compliance with its terms and with the requirements of all applicable statutes and regulations, including ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each Plan subject to Title IV of ERISA (each such Plan, a “Pension Plan”), (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA), as to which the Pension Benefit Guaranty Corporation (the “PBGC”) has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event,  has occurred or is reasonably expected to occur, (B) no Pension Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA), (C) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan or filing pursuant to Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan or Pension Plans or proceeding instituted by the PBGC pursuant to Section 4042 of ERISA to appoint a trustee to administer any Pension Plan, (D) both conditions contained in Section 303(k)(1) of ERISA for imposition of a lien have not been met with respect to any Pension Plan and (E) neither the Company nor any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Pension Plan of Multiemployer Plan or premiums to the PBGC in the ordinary course and without default) in respect of any Pension Plan or Multiemployer Plan; (iv) no Multiemployer Plan to which the Company or any member of its Controlled Group makes contributions is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and (v) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(b)     Representations and Warranties of the Selling Stockholders. Each Selling Stockholder, severally and not jointly, represents and warrants to, and agrees with, the Underwriter that:

(i)     Title to Securities. Such Selling Stockholder on the Closing Date, and immediately after the issuance of the Shares to such Selling Stockholder upon the redemption of such Selling Stockholder’s convertible promissory notes pursuant to the Redemption Agreement will have valid and unencumbered title to the Securities to be delivered by such Selling Stockholder on the Closing Date and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Securities to be delivered by such Selling Stockholder on the Closing Date hereunder; and upon the delivery of and payment for the Securities at the Closing Date hereunder the Underwriter will acquire valid and unencumbered title to the Securities to be delivered by such Selling Stockholder on the Closing Date.
(ii)    Absence of Further Requirements. No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by such Selling Stockholder for the consummation of the transactions contemplated by this Agreement in connection with the offering and sale of the Securities to be sold by such Selling Stockholder, except (a) such as have been obtained and made under the Act, (b) such as may be required under state or federal securities laws or the rules of FINRA or (c) such other approvals as have been obtained.
(iii)    Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the consummation of the transactions herein and therein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of such Selling Stockholder pursuant to, (x) any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over such Selling Stockholder or any of its properties, (y) any agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound or to which any of the properties of such Selling Stockholder is subject or (z) the organizational documents of such Selling Stockholder, except, in the case of clauses (x) and (y) above, for any breaches, violations, defaults, liens, charges or encumbrances that would not, individually or in the aggregate, materially and adversely affect the ability of such Selling Stockholder to consummate the transactions contemplated herein.
(iv)    Compliance with Securities Act Requirements. The sale of Securities by such Selling Stockholder pursuant hereto is not prompted by any material information concerning the Company or any of its subsidiaries which is not set forth in the Disclosure Package and the Prospectus.
(v)       Good Standing of the Selling Stockholders. (x) Such Selling Stockholder is (i) an individual residing in the state set forth under its name on Schedule I hereto or (ii) is an entity (each an “Entity Selling Stockholder”) that has been duly organized and is existing and in good standing under the laws of the jurisdiction of its organization as set forth opposite its name on Schedule I hereto, with power and authority (corporate and other) to effect the transactions contemplated under this Agreement; and (y) if such Selling Stockholder is an Entity Selling Stockholder, such Selling Stockholder is duly qualified to do business as a foreign corporation (or other entity) in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except in the case of clause (y) where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(vi)      Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by such Selling Stockholder.

(vii)     Absence of Manipulation. Such Selling Stockholder has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(viii)    Broker/Dealer Relationships. Neither such Selling Stockholder nor, solely with respect to each Selling Stockholder that is an Entity Selling Stockholder, any subsidiary of such Selling Stockholder (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual).
(viv)       No Finder’s Fee. There are no contracts, agreements or understandings between such Selling Stockholder and any person that would give rise to a valid claim against such Selling Stockholder or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.
(x)          OFAC. Neither such Selling Stockholder nor, solely with respect to each Selling Stockholder that is an Entity Selling Stockholder, any of its subsidiaries nor any director or officer of such Selling Stockholder or any of its subsidiaries nor, to such Selling Stockholder’s knowledge, any other agent, employee or person acting on behalf of such Selling Stockholder or, solely with respect to each Selling Stockholder that is an Entity Selling Stockholder, any of its subsidiaries is currently (a) subject to any Sanctions, to the extent in violation of Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (including, as of the date of this Agreement, the so-called Donetsk People’s Republic, or so-called Luhansk People’s Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria). Such Selling Stockholder represents and covenants that, except as detailed in the Registration Statement, the Time of Sale Disclosure Package or the Prospectus, for the past five years, it has not knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions in violation of Sanctions. For purposes of this section, no person shall be an affiliate of such Selling Stockholder solely by reason of owning less than a majority of any class of voting securities of such Selling Stockholder.

(xi)     ERISA. Such Selling Stockholder is not (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold “plan assets” of any such plan or account under Section 3(42) of ERISA, 29 C.F.R. 2510.3-101, or otherwise.

(c)    Effect of Certificates. Any certificate signed by any officer of the Company and delivered to the Underwriter or to counsel for the Underwriter shall be deemed a representation and warranty by the Company to the Underwriter as to the matters covered thereby. Any certificate signed by any authorized signatory of any Selling Stockholder and delivered to the Underwriter or to counsel for the Underwriter in connection with the offering of the Securities shall be deemed a representation and warranty by such Selling Stockholder, as to matters covered thereby, to the Underwriter.

3. Purchase, Sale and Delivery of Securities.
(a)     Underwritten Shares. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, each Selling Stockholder agrees to sell to the Underwriter the Underwritten Shares set forth opposite such Selling Stockholder’s name on Schedule I hereto, and the Underwriter agrees to purchase from each Selling Stockholder the Underwritten Shares set forth opposite such Selling Stockholder’s name on Schedule I hereto. The purchase price for each Underwritten Share shall be $4.75 per share.
(b)     Option Shares.  On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, each Selling Stockholder hereby grants an option to the Underwriter to the Option Shares at the same purchase price per share as the Underwriters shall pay for the Underwritten Shares, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Underwritten Shares but not payable on the Option Shares. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Prospectus upon written or telegraphic notice by the Underwriter to the Selling Stockholders setting forth the number of Option Shares as to which the Underwriter is exercising the option and the settlement date.  The maximum number of Option Shares which each Selling Stockholder agrees to sell is set forth in Schedule I hereto.  In the event that the Underwriter exercises less than its full option to purchase Option Shares, each Selling Stockholder agrees, severally and not jointly, to sell the number of Option Shares (subject to such adjustments to eliminate fractional shares as the Underwriter may determine) that bears the same proportion to the total number of Option Shares to be sold as the number of Option Shares set forth in Schedule I opposite the same of such Selling Stockholder bears to the total number of Option Shares.
(c)     Payment and Delivery.

(i) The Underwritten Shares and the Option Shares (if the option provided in Section 3(b) hereof shall have been exercised on or before the third business day immediately preceding the Closing Date) to be purchased by the Underwriter hereunder, in book-entry form in such authorized denominations and registered in such names as the Underwriter may request upon at least forty-eight hours’ prior notice to the Company, shall be delivered by or on behalf of each Selling Stockholder to the Underwriter, through the facilities of DTC, for the account of the Underwriter, with any transfer taxes payable in connection with the transfer of the Underwritten Shares and such Option Shares (if the option provided in Section 3(b) hereof shall have been exercised) to the Underwriter duly paid, against payment by or on behalf of the Underwriter of the purchase price therefor by wire transfer of Federal (same-day) funds to the accounts specified by such Selling Stockholder to the Underwriter at least forty-eight hours in advance. The time and date of such delivery and payment shall be 9:00 a.m., New York City time, on December 11, 2024 or such other time and date as the Underwriter and such Selling Stockholder may agree upon in writing. Such time and date for delivery of the Underwritten Shares or such Option Shares, if applicable, is herein called the “Closing Date,” and such time and date for delivery is herein called the “Closing.”
(ii) The documents to be delivered at the Closing by or on behalf of the parties hereto pursuant to Section 5 hereof, including the cross receipt for the Underwritten Shares or such Option Shares, if applicable, and any additional documents requested by the Underwriter pursuant to Section 5(l) hereof, will be delivered at the offices of Cozen O’Connor, P.C., 33 South 6th Street, Suite 3800, Minneapolis, MN 55402 (the “Closing Location”), and the Underwritten Shares or Option Shares, as the case may be,  will be delivered through the facilities of the DTC unless the Underwriter otherwise instructs, all at such Closing.
(iii) If the option provided for in Section 3(b) hereof is exercised after the third Business Day immediately preceding the Closing Date, the Selling Stockholders agree, severally and not jointly, to deliver the Option Shares (at the expense of such Selling Stockholder) to the Underwriter, through the facilities of DTC, for the account of the Underwriter, with any transfer taxes payable in connection with the transfer of such Option Shares  to the Underwriter duly paid, on the date specified by the Underwriter (which shall be within three Business Days after exercise of said option) (each, a “settlement date”) for the account of the Underwriter, against payment by the Underwriter of the purchase price thereof to or upon the order of such Selling Stockholder by wire transfer payable in same-day funds to the account specified by such Selling Stockholder.  If settlement for the Option Shares occurs after the Closing Date, each Selling Stockholder agrees, severally and not jointly, to  deliver to the Underwriter on the settlement date for the Option Shares, and the obligation of the Underwriter to purchase the Option Shares shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 5 hereof.
4. Covenants.
(a)     Covenants of the Company. The Company covenants and agrees with the Underwriter as follows:

(i)     Required Filings. The Company will prepare and file a Prospectus with the Commission containing the Rule 430 Information omitted from the Preliminary Prospectus within the time period required by, and otherwise in accordance with the provisions of, Rules 424(b) and 430B of the Rules and Regulations. Within the time during which a prospectus (assuming the absence of Rule 172) relating to the Securities is required to be delivered under the Act by the Underwriter or dealer (the “Prospectus Delivery Period”), the Company will prepare and file with the Commission, promptly upon the  request of the Underwriter, any amendments or supplements to the Registration Statement or Prospectus that, in the Underwriter’s opinion, may be necessary or advisable in connection with the distribution of the Securities by the Underwriter; and the Company will furnish the Underwriter and counsel for the Underwriter a copy of any proposed amendment or supplement to the Registration Statement or Prospectus and will not file any amendment or supplement to the Registration Statement or Prospectus to which the Underwriter shall reasonably object by notice to the Company after having been furnished a copy a reasonable time prior to the filing.
(ii)     Notification of Certain Commission Actions. From the date of this Agreement until the end of the Prospectus Delivery Period, the Company will advise the Underwriter, promptly after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, including any post-effective amendment thereto, or preventing or suspending the use of any Preliminary Prospectus, the Time of Sale Disclosure Package or the Prospectus, of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and if the Commission shall enter any such stop order at any time during the Prospectus Delivery Period, the Company will promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued.

(iii)    Continued Compliance with Securities Laws. During the Prospectus Delivery period, the Company will comply in all material respects with all requirements imposed upon it by the Act, as now and hereafter amended, and by the Rules and Regulations, as from time to time in force, so far as necessary to permit the continuance of sales of or dealings in the Securities as contemplated by the provisions hereof, the Time of Sale Disclosure Package and the Prospectus. If during the Prospectus Delivery Period any event occurs as a result of which the Prospectus (or if the Prospectus is not yet available to prospective purchasers, the Time of Sale Disclosure Package) would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend the Registration Statement or supplement the Prospectus (or if the Prospectus is not yet available to prospective investors, the Time of Sale Disclosure Package) to comply with the Act, the Company promptly will (x) notify the Underwriter of such untrue statement or omission, (y) amend the Registration Statement or supplement the Prospectus (or, if the Prospectus is not yet available to prospective purchasers, the Time of Sale Disclosure Package) (at the expense of the Company) so as to correct such statement or omission or effect such compliance and (z) notify the

Underwriter when any amendment to the Registration Statement is filed or becomes effective or when any supplement to the Prospectus is filed.
(iv)    [Reserved]
(v)     Provision of Documents. To the extent not available on EDGAR or any successor system, the Company will furnish, at its own expense, to the Underwriter and counsel for the Underwriter copies of the Registration Statement (three of which will be signed and will include all consents and exhibits filed therewith). Further, the Company will furnish, at its own expense, to the Underwriter and any dealer each Preliminary Prospectus, the Time of Sale Disclosure Package (to the extent in writing), the Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Underwriter may from time to time reasonably request.
(vi)    Rule 158. The Company will make generally available (which includes filings pursuant to the Exchange Act made publicly through EDGAR) to its security holders as soon as practicable, but in no event later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement (which need not be audited) covering a 12‑month period beginning after the effective date of the Registration Statement that shall satisfy the provisions of Section 11(a) of the Act and Rule 158 of the Rules and Regulations.
(vii)   Payment and Reimbursement of Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay or cause to be paid (A) all expenses incurred in connection with the delivery to the Underwriter of the Securities (including without limitation, fees and expenses of the Underwriter’s counsel, in an aggregate amount not to exceed $100,000), (B) all expenses and fees in connection with the preparation, printing, filing, delivery, and shipping of the Registration Statement (including the financial statements therein and all amendments, schedules, and exhibits thereto), the Securities, each Preliminary Prospectus, the Time of Sale Disclosure Package, the Prospectus and any amendment thereof or supplement thereto, and the printing, delivery, and shipping of this Agreement and other underwriting documents, (C) all expenses and fees of the Company’s accountants and counsel to the Company but not, for the avoidance of doubt, any expenses or fees of (x) the Selling Stockholders’ or (y) Underwriter’s counsels in excess of $100,000, (D) the fees and expenses of any transfer agent or registrar; (E) listing fees, if any, and (F) all other reasonable costs and expenses of the Company incident to the performance of its obligations hereunder that are not otherwise specifically provided for herein. If this Agreement is terminated by the Underwriter pursuant to Section 9 hereof or if the sale of the Securities provided for herein is not consummated by reason of any failure, refusal or inability on the part of the Company to perform any agreement on its part to be performed, or because any other condition of the Underwriter’s obligations hereunder required to be fulfilled by the Company is not fulfilled, the Company will reimburse the Underwriter for all reasonable out-of-pocket accountable disbursements (including but not limited to reasonable fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges) incurred by the Underwriter in connection with their investigation, preparing to market and marketing the Securities or in contemplation of performing their obligations hereunder.  Notwithstanding anything to the contrary herein, except as provided in this Section 4(a)(vii) and Section 7 hereof, each of the Underwriter and the Selling Stockholders will pay all of its own costs and expenses, including the fees and expenses of its outside legal counsel, stock transfer taxes on the sale (or resale) of any of the Securities by it, and any advertising expenses incurred in connection with any offers it or they make with respect to the Securities.
(viii)   No Market Stabilization or Manipulation. The Company has not taken and will not during the Prospectus Delivery Period take, directly or indirectly, any action designed to or which would reasonably be expected to cause or result in, or which has constituted, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities, and has not effected any sales of Common Stock which are required to be disclosed in response to Item 701 of Regulation S‑K under the Act which have not been so disclosed in the Registration Statement.
(ix)      SEC Reports. During the Prospectus Delivery Period, the Company will file on a timely basis with the Commission such periodic and special reports as are required by the Rules and Regulations.
(x)      Restriction on Sale of Common Stock by Company. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Common Stock or any securities convertible into or exchangeable or exercisable for any of its Common Stock (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Underwriter. The initial Lock-Up Period will commence on the date hereof and continue for 90 days after the date hereof or such earlier date that the Underwriter consents to in writing. Anything herein to the contrary notwithstanding, the foregoing obligations set forth in this paragraph will not apply to (1) the offer, sale, issuance or disposal by the Selling Stockholders of the Securities pursuant to this Agreement, (2) any securities convertible into or exchangeable for its Common Stock, pursuant to any equity compensation plan described in the Registration Statement or the Time of Sale Disclosure Package, (3) the issuance of Common Stock upon the exercise of options or warrants or the conversion of outstanding preferred stock, convertible notes or other outstanding convertible securities disclosed as outstanding in the Time of Sale Disclosure Package, or (4) the filing of a Registration Statement on Form S-8 or any successor form thereto.
(b)     Covenants of the Selling Stockholders. Each of the Selling Stockholders covenants and agrees with the Underwriter:

(i)     To deliver to the Underwriter prior to the Closing Date a properly completed and executed United States Treasury Department Form W-8 (if such Selling Stockholder is a non-United States person) or Form W-9 (if such Selling Stockholder is a United States person).
(ii)     Such Selling Stockholder will not take, directly or indirectly, any action designed to or that has constituted or that reasonably would be expected to cause or result in the stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities.
(iii)     Such Selling Stockholder will execute and deliver to the Underwriter a lock-up agreement (the “Selling Stockholder Lock-Up Agreement”) substantially in the form of Exhibit A hereto.

5. Conditions of Underwriter’s Obligations. The obligations of the Underwriter hereunder to purchase the Underwritten Shares and the Option Shares, as the case may be, are subject to the accuracy, as of the date hereof and at the Closing Date, of and compliance with all representations, warranties and agreements of the Company and the Selling Stockholders contained herein, to the performance by the Company and the Selling Stockholders of their respective obligations hereunder and to the following additional conditions:
(a)    Required Filings; Absence of Certain Commission Actions. All filings required by Rules 424, 430B and 430C of the Rules and Regulations shall have been timely made (without reliance on Rule 424(b)(8) or Rule 164(b)); no stop order suspending the effectiveness of the Registration Statement or any part thereof or any amendment thereof, nor suspending or preventing the use of the Time of Sale Disclosure Package or the Prospectus shall have been issued; no proceedings for the issuance of such an order shall have been initiated or threatened; any request of the Commission for additional information (to be included in the Registration Statement, the Time of Sale Disclosure Package, the Prospectus, or otherwise) shall have been complied with to the satisfaction of the Underwriter; and the Commission shall not have notified the Company of any objection to the use of the form of the Registration Statement or any post-effective amendment thereto.
(b)     [Reserved]
(c)    Absence of Certain Events. Except as contemplated in the Time of Sale Disclosure Package and in the Prospectus, subsequent to the respective dates as of which information is given in the Time of Sale Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries shall have incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions, or declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and there shall not have been any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants or conversion of convertible securities or the issuance of restricted stock awards or restricted stock units under the Company’s existing stock awards plan, or any new grants thereof in the ordinary course of business), or any material change in the short‑term or long‑term debt of the Company (other than as a result of the conversion of convertible securities), or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock of the Company or any of its subsidiaries, or any or any Material Adverse Effect, that, in the judgment of the Underwriter, makes it impractical or inadvisable to offer or deliver the Securities on the terms and in the manner contemplated in the Time of Sale Disclosure Package and in the Prospectus.
(d)    Authorization. All corporate proceedings and other legal matters incident to the authorization, form and validity of each of this Agreement, the Securities, the Registration Statement, the Time of Sale Disclosure Package and the Prospectus and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Underwriter, and the Company and Selling Stockholders shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.
(e)    Opinion and 10b-5 Statement of Counsel for the Company. On the Closing Date, there shall have been furnished to the Underwriter, as Underwriter, in form reasonably satisfactory to the Underwriter the opinion and 10b-5 statement of Katten Muchin Rosenman LLP, counsel for the Company, dated such Closing Date and addressed to the Underwriter .
(f)    Opinion of Counsel for the Selling Stockholders. On the Closing Date, there shall have been furnished to the Underwriter, as Underwriter, in form reasonably satisfactory to the Underwriter, the opinion of such counsel for each of the Selling Stockholders reasonably acceptable to the Underwriter, dated such Closing Date and addressed to the Underwriter .
(g)    Opinion 10b-5 Statement of Underwriter’s Counsel. On the Closing Date, there shall have been furnished to the Underwriter, as Underwriter, such opinion or opinions and 10b-5 statement from Cozen O’Connor, P.C., counsel for the Underwriter, dated such Closing Date and addressed to the Underwriter in form reasonably satisfactory to the Underwriter, and such counsel shall have received such papers and information as they request to enable them to pass upon such matters.
(h)    Comfort Letter. At the time of the execution of this Agreement, the Underwriter shall have received from Forvis Mazars, LLP a letter, addressed to the Underwriter, executed and dated such date, in form and substance satisfactory to the Underwriter (i) confirming that they are an independent registered accounting firm with respect to the Company and its subsidiaries within the meaning of the Act and the Rules and Regulations and rules and regulations of the PCAOB and (ii) stating the conclusions and findings of such firm, of the type ordinarily included in accountants’ “comfort letters” to underwriters, with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus.
(i)    Bringdown Letter. On the Closing Date, the Underwriter shall have received a letter (the “bring-down letter”) from Forvis Mazars, LLP addressed to the Underwriter and dated the Closing Date confirming, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Time of Sale Disclosure Package and the Prospectus, as the case may be, as of a date not more than three business days prior to the date of the bring-down letter), the conclusions and findings of such firm, of the type ordinarily included in accountants’ “comfort letters” to underwriters, with respect to the financial information and other matters covered by its letter delivered to the Underwriter concurrently with the execution of this Agreement.
(j)    Officers’ Certificate. On the Closing Date, there shall have been furnished to the Underwriter, as Underwriter, a certificate, dated such Closing Date and addressed to the Underwriter, signed by the chief executive officer and by the chief financial officer of the Company, to the effect that:
(i) The representations and warranties of the Company in this Agreement are true and correct as if made at and as of such Closing Date, and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such Closing Date; and
(ii) No stop order or other order suspending the effectiveness of the Registration Statement or any part thereof or any amendment thereof or the qualification of the Securities for offering or sale, nor suspending or preventing the use of the Time of Sale Disclosure Package or the Prospectus, has been issued, and no proceeding for that purpose has been instituted or, to the best of their knowledge, is contemplated by the Commission or any state or regulatory body.

(k)    Selling Stockholders’ Certificate. Each of the Selling Stockholders shall have furnished to the Underwriter on such Closing Date a certificate, dated such Closing Date, signed by, or on behalf of, each Selling Stockholder, stating that: (i) the representations and warranties of such Selling Stockholder set forth in Section 2(b) of this Agreement are true and correct on and as of such Closing Date; and (ii) such Selling Stockholder has complied in all material respects with all its respective agreements contained herein and has satisfied all the conditions to be performed or satisfied by such Selling Stockholder hereunder at or prior to such Closing Date.
(l)    Letter of Direction. The Selling Stockholders shall have delivered to the transfer agent for the Common Stock of the Company, a letter instructing such transfer agent to deliver the Securities to the Underwriter in such form acceptable to, and agreed and acknowledged by each of the Company and the Underwriter.
(m)    Other Documents. The Company and the Selling Stockholders shall have furnished to the Underwriter and counsel for the Underwriter such additional documents, certificates and evidence as the Underwriter may have reasonably requested.
(n)    FINRA No Objections. FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.
(o)    Exchange Listing. The Securities shall have been duly authorized for listing on the Exchange, subject to official notice of issuance.
(p)    Lock-Up Agreements. The “lock-up agreements”, each substantially in the form of Exhibit A hereto, between the Underwriter and the directors, executive officers and certain stockholders of the Company listed on Schedule III hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to the Underwriter on or before the date hereof, shall be in full force and effect on the Closing Date.  The Selling Stockholder Lock-Up Agreement shall also have been delivered on or before the date hereof and shall be in full force and effect on the Closing Date.
(q)    Evidence of Good Standing. On or prior to the Closing Date, the Company shall have furnished to the Underwriter such evidence of good standing in the State of Delaware as the Underwriter may reasonably request.
All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are satisfactory in form and substance to the Underwriter and counsel for the Underwriter. The Company and the Selling Stockholders will furnish the Underwriter with such conformed copies of such opinions, certificates, letters and other documents as the Underwriter shall reasonably request.
6. Conditions of the Selling Stockholders’ and the Company’s Obligations. The obligations of the Selling Stockholders’ hereunder to sell the Underwritten Shares and the Option Shares, as the case may be, and the obligations of the Selling Stockholders and the Company hereunder to perform such other acts as contemplated to be performed at the Closing are subject to the prior closing of the transaction contemplated by the Redemption Agreement.
7. Indemnification and Contribution.
(a)    The Company hereby agrees to indemnify and hold harmless the Underwriter, its affiliates, directors, officers, and employees and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of the Securities), to which the Underwriter, affiliate, director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment or supplement thereto, arising out of or caused by any omission or alleged omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Disclosure Package, the Prospectus or any amendment or supplements thereto, or caused by the omission or alleged omission to state therein any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and shall reimburse the Underwriter and each such affiliate, director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by the Underwriter, affiliate, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, the Registration Statement or the Prospectus, or in any such amendment or supplement thereto, in reliance upon and in conformity with (i) written information concerning the Underwriter furnished to the Company by or on behalf of the Underwriter specifically for inclusion therein, which information consists solely of the information specified in Section 7(f) or (ii) related to any Selling Stockholder furnished to the Company in writing by such Selling Stockholder expressly for use therein, it being understood and agreed that the only such information furnished by any Selling Stockholder consists of the Selling Stockholder Information. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to the Underwriter or to any affiliate, director, officer, employee or controlling person of the Underwriter.
(b)    Each Selling Stockholder, severally and not jointly, shall indemnify and hold harmless Underwriter, its affiliates, directors, officers and employees, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of the Securities), to which the Underwriter or its affiliate, director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment or supplement thereto, arising out of or caused by any omission or alleged omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Disclosure Package or the Prospectus or any amendment or supplements thereto, or caused by the omission or alleged omission to state therein any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but in each case only to the extent the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance on and in conformity with the Selling Stockholder Information, and shall reimburse the Underwriter, its affiliates, directors, officers and employees and each such controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Underwriter, its affiliates, directors, officers and employees or controlling persons in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action based upon any such untrue statement or omission, or any alleged untrue statement or omission, as such expenses are reasonably incurred; provided, however, that the indemnity, reimbursement, and contribution obligations of each Selling Stockholder under this Section 7 (A) shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information concerning the Underwriter furnished to the Company by or on behalf of the Underwriter expressly for use in the Registration Statement, the Time of Sale Disclosure Package or the Prospectus (or any amendment or supplement thereto), which information is limited to the information set forth in Section 7(f) and (B) shall only apply to a loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with Selling Stockholder Information (as defined in Section 7(g)) furnished to the Company by or on behalf of such Selling

Stockholder expressly for use in the Registration Statement, the Time of Sale Disclosure Package or the Prospectus (or any amendment or supplement thereto). The liability of each Selling Stockholder under the indemnity, reimbursement, and contribution obligations of such Selling Stockholder under this Section 7 shall not exceed an amount equal to the proceeds from the offering of the Securities purchased under this Agreement received by such Selling Stockholder, net of any underwriting commissions and discounts, but before expenses.
(c)    The Underwriter shall indemnify and hold harmless the Company, each Selling Stockholder, their respective directors, officers and employees, and each person, if any, who controls the Company or each Selling Stockholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Company, each Selling Stockholder or any such director, officer, employee or controlling person may become subject, under the Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any amendment or supplement thereto, arising out of or caused by any omission or alleged omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Disclosure Package or the Prospectus or any amendment or supplements thereto, or caused by the omission or alleged omission to state therein any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Underwriter specifically for inclusion therein, which information is limited to the information set forth in Section 7(f). The foregoing indemnity agreement is in addition to any liability that the Underwriter may otherwise have to the Company, each Selling Stockholder or any such director, officer, employee or controlling person.
(d)    Promptly after receipt by an indemnified party under this Section 7 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 7 except to the extent it has been materially prejudiced (through the forfeiture of substantive rights and defenses) by such failure and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 7. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 7 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ one single counsel (and one local counsel in each applicable jurisdiction) to represent jointly the indemnified party and those other indemnified parties and their respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought under this Section 7 if (i) the indemnified party and the indemnifying party shall have so mutually agreed; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party and its directors, officers, employees and controlling persons shall have reasonably concluded that there may be legal defenses available to them that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnified parties or their respective directors, officers, employees or controlling persons, on the one hand, and the indemnifying party, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in any such event the fees and expenses of such separate counsel shall be paid by the indemnifying party. No indemnifying party shall (x) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party, or (y) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 7(a) or (b) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or disputed in good faith the indemnified party’s entitlement to such reimbursement prior to the date of such settlement.
(e)    If the indemnification provided for in this Section 7 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 7(a), 7(b) or 7(c) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Company and each Selling Stockholder, on the one hand, and the

Underwriter, on the other, from the offering of the Securities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and each Selling Stockholder, on the one hand, and the Underwriter, on the other, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company and each Selling Stockholder, on the one hand, and the Underwriter, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities purchased (including any Option Shares which the underwriter shall have purchased) under this Agreement (before deducting expenses) received by the Company and each Selling Stockholder, as set forth in the table on the cover page of the Prospectus, on the one hand, and the total underwriting discounts and commissions received by the Underwriter with respect to the shares of the Securities purchased under this Agreement, as set forth in the table on the cover page of the Prospectus, on the other hand. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, each Selling Stockholder or the Underwriter, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, each Selling Stockholder and the Underwriter agree that it would not be just and equitable if contributions pursuant to this Section 7(e) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 7(e) shall be deemed to include, for purposes of this Section 7(e), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7(e), in no event shall the Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by the Underwriter with respect to the offering of the Securities exceeds the amount of any damages that the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
(f)    The Company and each Selling Stockholder acknowledge and agree that the paragraph relating to stabilization and market making activities by the Underwriter, in each case, appearing under the caption “Underwriting” in the most recent Preliminary Prospectus and the Prospectus statements constitute the only information furnished in writing to the Company by or on behalf of the Underwriter specifically for inclusion in any Preliminary Prospectus, the Registration Statement, the Time of Disclosure Package, or the Prospectus or in any amendment or supplement thereto.
(g)    The Company and the Underwriter acknowledge and agree that “Selling Stockholder Information” means the information (excluding percentages) with respect to each Selling Stockholder that appears in the table (and corresponding footnotes) under the caption “Selling Stockholder” in the Registration Statement or Prospectus.
8. Representations and Agreements to Survive Delivery. All representations, warranties, and agreements of the Company and each Selling Stockholder herein or in certificates delivered pursuant hereto, and the agreements of the Underwriter, the Company and each Selling Stockholder contained in Section 7 hereof, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Underwriter or any controlling person thereof, or the Company and the Selling Stockholders or any of their respective officers, directors, or controlling persons, and shall survive delivery of, and payment for, the Securities to and by the Underwriter hereunder and any termination of this Agreement.
9. Termination.
(a)    Right to Terminate. Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, the Underwriter shall have the right to terminate this Agreement upon the occurrence of the following: (i) trading in securities generally on the Exchange shall have been suspended or materially limited, or minimum or maximum prices or maximum range for prices shall have been established on the Exchange or such market by the Commission, by the Exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by federal or state authorities or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, (iii) the United States shall have become engaged in hostilities, or the subject of an act of terrorism, or there shall have been an outbreak of or escalation in hostilities involving the United States, or there shall have been a declaration of a national emergency or war by the United States, or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such), in the case of clauses (i), (ii), (iii) and (iv) above, so as to make it, in the judgment of the Underwriter, impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Disclosure Package and the Prospectus. Any such termination pursuant to this Section 9(a) shall be without liability of any party to any other party, except that the provisions of Section 4(a)(vii), Section 7, Section 8 and Section 14 hereof shall remain in full force and effect notwithstanding such termination.
(b)    Notice of Termination. If the Underwriter elects to terminate this Agreement as provided in this Section, the Company and each Selling Stockholder shall be notified promptly by the Underwriter by telephone, confirmed by letter.
10. Default.
(a)    Default by the Selling Stockholders. If any Selling Stockholder shall fail at the Closing Date to sell and deliver the number of Securities which it is obligated to sell hereunder, then this Agreement shall terminate with respect to such Selling Stockholder without any liability on the part of the Underwriter or, except as provided in Section 4(a)(vii) and Section 7 hereof, any non‑defaulting party.
(b)    No Relief from Liability. No action taken pursuant to this Section 10 shall relieve any Selling Stockholder from liability, if any, in respect of its own default.
11. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and:
(a)    if to the Underwriter, shall be delivered or sent by mail, telex, facsimile transmission or email to BTIG, LLC, 65 East 55th Street, New York, NY 10022, Attention: Mike

Passaro, mpassaro@btig.com; with a copy to: BTIG, LLC, 350 Bush Street, 9th Floor, San Francisco, CA 94104, Attention: General Counsel, IBLegal@BTIG.com; and
(b)    if to the Company, shall be delivered or sent by mail, telex, facsimile transmission or email to United Homes Group, Inc., 917 Chapin Road, Chapin, South Carolina, 29036 Attention: General Counsel, email: erinreevesmcginnis@unitedhomesgroup.com; with a copy (which shall not constitute notice) to: Katten Muchin Rosenman LLP, 525 W. Monroe Street, Chicago, Illinois 60661, Attention: Mark Wood, email: mark.wood@katten.com
(c)    if to the Selling Stockholders, shall be delivered or sent by mail, telex, facsimile transmission or email to the address set forth on Schedule I hereto.
12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and the controlling persons, officers and directors referred to in Section 7. Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable remedy or claim under or in respect of this Agreement or any provision herein contained. The term “successors and assigns” as herein used shall not include any purchaser, as such purchaser, of any of the Securities from the Underwriter.
13. Absence of Fiduciary Relationship. Each of the Company and the Selling Stockholders acknowledges and agrees that: (a) the Underwriter has been retained solely to act as an underwriter in connection with the sale of the Securities and that no fiduciary, advisory or agency relationship between the Company, the Selling Stockholders and the Underwriter has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Underwriter has advised or are advising the Company or the Selling Stockholders on other matters; (b) it has been advised that the Underwriter and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and the Selling Stockholders and that the Underwriter has no obligation to disclose such interest and transactions to the Company or the Selling Stockholders by virtue of any fiduciary, advisory or agency relationship; or (c) each of the Company and the Selling Stockholders waives to the fullest extent permitted by law, any claim it may have against the Underwriter for breach of fiduciary duty or alleged breach of fiduciary duty in respect of any of the transactions contemplated by this Agreement and agrees that the Underwriter shall have no liability (whether direct or indirect) to it in respect of such a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company or the Selling Stockholders. Each of the Selling Stockholders acknowledges and agrees that the price and other terms of the Securities set forth in this Agreement were established by the Selling Stockholders following discussions and arms-length negotiations with the Underwriter, and each of the Selling Stockholders is capable of evaluating and understanding, and each of the Selling Stockholders understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement.
14. Governing Law; Waiver of Jury Trial. This Agreement and all matters arising hereunder or in connection herewith shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof to the extent they would result in the application of the laws of any other jurisdiction. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates), the Selling Stockholders and the Underwriter hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
15. Counterparts. This Agreement may be executed in one or more original, PDF or facsimile counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.
16. Recognition of the U.S. Special Resolution Regimes.
(a)    In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)    In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
For purposes of this Section 15, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
17. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.
18. E-Signature. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any instruments, agreements, certificates, legal opinions, negative assurance letters or other documents entered into or delivered pursuant to or in connection with this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign, AdobeSign, “pdf,” “tif” or “jpg”). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
[Signature Page Follows]

Please sign and return to the Company the enclosed duplicates of this Agreement whereupon this Agreement will become a binding agreement among the Company, the Selling Stockholders and the Underwriter in accordance with its terms.

Very truly yours, UNITED HOMES GROUP, INC.

By:	/s/ Keith Feldman
	Name:	Keith Feldman
	Title:	Chief Financial Officer

CONVERSANT OPPORTUNITY MASTER FUND LP, as nominee for Conversant Opportunity Master Fund Sub LLC By: Conversant GP Holdings LLC Its: General Partner

By:	/s/ Paul Dumaine
	Name:	Paul Dumaine
	Title:	General Counsel

DENDUR DOMESTIC FUND LLC

By:	/s/ Michael Anastasio
	Name:	Michael Anastasio
	Title:	Authorized Signatory

HAZELVIEW SECURITIES INC.

By:	/s/ Corrado Russo
	Name:	Corrado Russo
	Title:	Senior Managing Director, Investments & Global Head of Securities

JASPER LAKE VENTURES ONE LLC

By:	/s/ Joseph Kolatch
	Name:	Joseph Kolatch
	Title:	Authorized Signatory

LIMINALITY PARTNERS RV LP

By:	/s/ Charles Ledley
	Name:	Charles Ledley
	Title:	Manager of General Partner

Accepted and agreed:

BTIG, LLC

By: /s/ Michael Passaro
Authorized Representative

SCHEDULE I

Selling Stockholders

	Jurisdiction of Formation or Organization	Number of Underwritten Shares to be Sold	Maximum Number of Option Shares to be Sold
The Selling Stockholders and Address:
Conversant Opportunity Master Fund LP, as nominee for Conversant Opportunity Master Fund Sub LLC c/o Conversant Capital LLC 25 Deforest Avenue Summit, New Jersey 07901 Attention: Bryant Daniels email: bdaniels@conversant.com	Cayman Islands	3,246,274	486,941
Dendur Domestic Fund LLC c/o Maples Corporate Services Limited, PO Box 309, Ugland House Grand Cayman KY1-1104, Cayman Islands Attention: Michael Anastasio and Sam Breuer Email: manastasio@dendurcap.com and sbreuer@dendurcap.com	Delaware	2,782,521	417,379
Hazelview Securities Inc. 1133 Yonge Street, 4th Floor. Toronto ON, M4T 2Y7 Attention: General Counsel email: phawkings@hazelview.com	Ontario, Canada	463,754	69,563
Jasper Lake Ventures One LLC 930 Sylvan Ave, Suite 115 Englewood Cliffs, NJ 07632 Attention: Noah Kolatch and Joey Kolatch email: noah.kolatch@jasperlp.com and joey.kolatch@jasperlp.com	Delaware	463,754	69,563
Liminality Partners RV LP 11 Arlington Street Boston, MA, 02116 Attention: Brian Miller email: brian@liminalitycapital.com and ari@liminalitycapital.com	Delaware	463,754	69,563

Total		7,420,057	1,113,009

SCHEDULE II

Pricing Information

Number of Shares:	7,420,057 Underwritten Shares
1,113,009 Option Shares

Price to the public: $5.00 per share

SCHEDULE III

1.	James P. Clements
2.	Robert Dozier Jr.
3.	Jason Enoch
4.	Robert Grove
5.	Nikki Haley
6.	Alan Levine
7.	Michael Nieri
8.	Tom O’Grady
9.	James M. Pirrello
10.	John G. Micenko Jr.
11.	Shelton Twine
12.	Keith Feldman
13.	Erin Reeves McGinnis
14.	Kookie McGuire
15.	Pennington Nieri
16.	Jeremy Pyle
17.	Rob Penny
18.	Conversant Opportunity Master Fund LP, as nominee for Conversant Opportunity Master Fund Sub LLC
19.	Dendur Domestic Fund LLC
20.	Hazelview Securities Inc.
21.	Jasper Lake Ventures One LLC
22.	Liminality Partners RV LP

EXHIBIT A
LOCK-UP LETTER AGREEMENT
December 5, 2024
BTIG, LLC
65 East 55th Street
New York, NY 10022
Ladies and Gentlemen:

The undersigned understands that you (the “Underwriter”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) providing for the purchase by you of shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Common Stock”), of United Homes Group, Inc., a Delaware corporation (the “Company”), and that the Underwriter proposes to reoffer the Shares to the public (the “Offering”).
In consideration of the execution of the Underwriting Agreement by the Underwriter, and for other good and valuable consideration, the undersigned hereby irrevocably agrees (the “Lock-Up Agreement”) that, without the prior written consent of the Underwriter, on behalf of the Underwriter, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock (any such shares of Common Stock the “Locked-Up Securities”), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise (any such offer, sale, contract to sale, loan, pledge, grant or other disposition, or transfer of economic consequences described in clauses (1) and (2), a “Transfer”), (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the above, for a period commencing on the date hereof and ending on the 90th day after the date of the Prospectus relating to the Offering.
Notwithstanding anything to the contrary herein, the undersigned may (a) Transfer any of the undersigned’s Locked-Up Securities (or publicly disclose an intention to engage in any such transaction):

(i)    acquired in the Offering (other than in connection with any issuer-directed shares of Common Stock purchased by the undersigned in the Offering) or in the open market or privately negotiated transactions after the completion of the Offering, if and only if (x) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (y) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales;
(ii)   as a bona fide gift or charitable contribution;
(iii)  to an immediate family member or a trust or other legal entity for the direct or indirect benefit of the undersigned or an immediate family member of the undersigned;
(iv)  by will or intestacy;
(v)    by operation of law pursuant to a domestic relations order, divorce decree or divorce settlement;
(vi)   if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the undersigned, or (B) to a partner (which, for the avoidance of doubt, includes limited partners), member, manager, shareholder or holder of another equity interest, as the case may be, of the undersigned, or to any estate of any of the foregoing (including, for avoidance of doubt, as part of any dividend or distribution to such persons);
(vii)   if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(viii)  to the Company in connection with the repurchase of the undersigned’s Locked-Up Securities or a right of first refusal with respect to transfers of such Locked-Up Securities, in each case, in connection with the termination of the undersigned’s employment or other service relationship with the Company pursuant to contractual agreements with the Company;
(ix)     through the disposition or forfeiture of the undersigned’s Locked-Up Securities to the Company to satisfy any income, employment or tax withholding and remittance obligations of the undersigned or the employer of the undersigned in connection with the vesting of restricted stock, restricted stock units or other incentive awards settled in Locked-Up Securities held by the undersigned; provided that such restricted stock, restricted stock units or other incentive awards were granted under a stock incentive plan, stock purchase plan or pursuant to a contractual employment arrangement described in, or filed as an exhibit to, the Registration Statement and were outstanding as of the date first written above;
(x)    to the Company through the exercise of an option granted under a stock incentive plan or stock purchase plan or a warrant described in, or filed as an exhibit to, the Registration Statement by the undersigned, and the receipt by the undersigned from the Company of Locked-Up Securities upon any such exercise, insofar as such option or warrant is outstanding as of the date first written above;

(xi)    pursuant to a bona fide third-party tender offer for all outstanding Common Stock, merger, consolidation or other similar transaction involving a Change of Control of the Company (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Locked-Up Securities or other such securities in connection with such transaction, or vote any Locked-Up Securities or other such securities in favor of any such transaction); provided that, if such Change of Control transaction is not completed, this clause (a)(xi) shall not be applicable and the undersigned’s shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or
(xii)   to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (ii) through (vii);
or (b) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of the undersigned’s shares of Common Stock; provided that (i) such plan does not provide for the transfer of shares during the Lock-Up Period and (ii) no public filing, report or announcement regarding the establishment of such plan shall be voluntarily made and, if required, such public announcement, report or filing shall include a statement to the effect that no transfer of the undersigned’s Locked-Up Securities may be made under such plan during the Lock-Up Period.
In addition, provided in the case of clauses (a)(ii), (iii), (iv), (v), (vi), (vii) and (xii) above, it shall be a condition to such transfer that each transferee, donee or distributee sign and deliver a lock-up agreement substantially in the form of this Lock-Up Agreement; provided further in the case of clauses (a)(ii), (iii), (iv), (vi) and (vii), any such transfer shall not involve a disposition for value.
For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin, and “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an Underwriter pursuant to the Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the voting power represented by the outstanding securities of the Company (or the surviving entity).
The Underwriter hereby agrees that if any party to a lock-up agreement with respect to the Company is formally or informally released or waived from any or all of its obligations thereunder (the “Released Party”), the undersigned will be similarly and contemporaneously released or waived from its obligations hereunder (which, for the avoidance of doubt, will include a release or waiver of the same percentage of its Securities as was granted to the Released Party), and the Underwriter agrees to provide notice thereof to the undersigned at least three business days prior thereto.  The Underwriter further agrees that this agreement will automatically terminate if the Underwriter permits the Company to effect any sale or distribution of Locked-Up Securities during the Lock-Up Period (other than in the Offering), and the Underwriter agrees to provide notice thereof to the undersigned at least three business days prior thereto.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.
It is understood that, if the Company notifies the Underwriter that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, the undersigned will be released from its obligations under this Lock-Up Letter Agreement.
The undersigned understands that the Company and the Underwriter will proceed with the Offering in reliance on this Lock-Up Letter Agreement.
Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company the Selling Stockholders named therein and the Underwriter.
This Lock-Up Letter Agreement shall automatically terminate upon the earliest to occur, if any, of (1) prior to the execution of the Underwriting Agreement, any of the Company, each of the Selling Stockholders or the Underwriter notifies the other parties in writing that it has determined not to proceed with the Offering, (2) the termination of the Underwriting Agreement before the sale of any Shares to the Underwriter or (3) December 31, 2024, if the Offering has not been completed by that date.

This Lock-Up Agreement and all matters arising hereunder or in connection herewith shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof to the extent they would result in the application of the laws of any other jurisdiction. Each party hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Lock-Up Agreement or the transactions contemplated hereby.

[Signature page follows]

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

By:
Name:
Title:

Dated: _______________

Accepted and agreed:

BTIG, LLC

By: ________________________
Authorized Representative